Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS 2011 FOURTH

QUARTER AND FISCAL YEAR FINANCIAL RESULTS

Company announces acceleration of investing and cost reduction plan

Announces favorable tax treatment of March 2011 special dividend

WALTHAM, Mass., September 27, 2011 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its 2011 fourth quarter and fiscal year ended July 31, 2011.

Fourth Quarter Financial Summary

•	Net revenue of $198.8 million compared with $228.1 million in the fourth quarter of fiscal 2010

•	Gross margin as a percentage of revenue of 8.9% compared to 10.7% in the fourth quarter of fiscal 2010

•	Operating loss of $4.4 million compared to operating loss of $25.8 million in the fourth quarter of fiscal 2010, which included goodwill impairment charges of $25.8 million

•	Non-GAAP operating income of $1.6 million compared to $4.9 million in the fourth quarter of fiscal 2010

Full Year Fiscal 2011 Financial Summary

•	Net revenue of $876.5 million, compared to net revenue of $924.0 million in fiscal 2010

•	Gross margin as a percentage of revenue of 9.5% compared to 12.6% in the previous year

•

Operating loss of $35.0 million, including goodwill and intangible asset impairment charges of $27.2 million, compared to operating loss of $6.9 million, including goodwill impairment charges of $25.8 million, in the prior fiscal year

•	Non-GAAP operating income of $18.7 million compared to $44.8 million in fiscal 2010

“While our fourth quarter and fiscal 2011 full year results showed the effects of pressures such as pricing, the use of fewer materials in clients’ packaged products and lower volumes in certain client programs, we concluded fiscal 2011 with revenue from new programs 18% higher than the prior fiscal year,” said

Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions.

“Despite the improvement in revenue from new programs for fiscal 2011, more work is needed to gain sufficient traction to improve our revenue trends. Therefore, we are accelerating the plan that we began in the second half of fiscal 2011, which includes investments in sales and marketing and a focus on cost reduction actions to position our business for top-line growth and renewed profitability. We expect to begin to see the benefits from these actions in the second half of fiscal 2012 as our programs take hold, with a much greater benefit in fiscal 2013,” added Lawler.

ModusLink today announced cost reduction plans that are expected to result in annualized cost savings of between $30 and $40 million. The Company estimates approximately $15 to $20 million of benefit for the 2012 fiscal year. ModusLink intends to reinvest most of the savings realized in fiscal 2012 in sales and marketing, and other important initiatives to better penetrate its markets and create a more competitive platform.

Key components of the Company’s investing and cost reduction plan include:

•	investments in sales and marketing, implementing price optimization strategies and refining sales processes to drive future sales growth;

•	cost alignment initiatives, including executing strategic sourcing initiatives, reducing labor costs and restructuring of facilities to better align capacity with product volumes from clients;

•	working capital improvements such as strengthening inventory management and other financial processes to improve cash flow; and

•	strengthening the Company’s leadership team.

Fourth Quarter Financial Results

ModusLink reported net revenue of $198.8 million for the fourth quarter of fiscal 2011, a decrease of 12.9% compared to net revenue of $228.1 million reported in the fourth quarter of fiscal 2010. Revenue from the Company’s base business in the fourth quarter of fiscal 2011 was $183.4 million, a decrease of 9.3% compared to the same period a year ago, primarily as a result of lower volumes from certain client programs and clients using less materials in their packaged products(1). Revenue generated from new programs for the fourth quarter of fiscal 2011 was $15.4 million, a decrease of 40.8% compared to the fourth quarter of fiscal 2010.

Gross profit for the fourth quarter of fiscal 2011 was $17.7 million, or 8.9% of revenue, compared to $24.4 million, or 10.7% of revenue, in the fourth quarter of fiscal 2010. The decrease in gross margin as a percentage of revenue in the fourth quarter of fiscal 2011 was primarily due to lower volumes from certain client programs and a less profitable revenue mix. Also contributing to the decrease were higher inventory charges and severance costs, which had a 100 basis point unfavorable impact when comparing the fourth quarter of fiscal 2011 to the year ago period.

Operating loss for the fourth quarter of fiscal 2011 was $4.4 million, compared to operating loss of $25.8 million in the fourth quarter of fiscal 2010, which included non-cash goodwill impairment charges of $25.8 million. Restructuring expenses for the fourth quarter were a credit of $0.4 million compared to a credit of $1.9 million in the fourth quarter of fiscal 2010. The credit in the fourth quarter of fiscal 2011 related to a recovery of costs associated with a facility that had been restructured in a previous year and the credit in the 2010 period was primarily driven by the reversal of restructuring charges accrued in previous years.

Other income (expense) was an expense of $3.7 million in the fourth quarter of fiscal 2011 compared to income of $0.4 million in the fourth quarter of fiscal 2010. The $4.1 million change was driven primarily by an unfavorable impact from foreign currency transactions and losses associated with the Company’s @Ventures portfolio.

Net loss for the fourth quarter of fiscal 2011 was $8.9 million, or ($0.21) per share, compared to net loss of $25.5 million, or ($0.58) per share, for the same period in fiscal 2010, which included goodwill impairment charges of $25.8 million.

Excluding net charges related to depreciation, amortization of intangible assets, share-based compensation, restructuring and impairment of goodwill, the Company reported non-GAAP operating income of $1.6 million for the fourth quarter of fiscal 2011, compared to $4.9 million for the same period in fiscal 2010.

As of July 31, 2011, the Company had working capital of approximately $184.2 million, compared to $222.6 million at July 31, 2010. Included in working capital as of July 31, 2011 were cash, cash equivalents and marketable securities totaling $111.4 million compared to $161.6 million at July 31, 2010. In the third quarter of fiscal 2011, ModusLink paid a special cash dividend of $40 million in aggregate, which was funded by cash on the Company’s balance sheet. The Company concluded the quarter with no outstanding bank debt.

For the fourth quarter of fiscal 2011, net cash used for operating activities was $3.5 million compared to cash flow from operating activities of $7.4 million in the same period in 2010. Cash used for operating activities in the fourth quarter of fiscal 2011 reflected the net loss reported during the period.

“We worked to effectively manage expenses through a difficult year, while maintaining a sharp focus on creating value for our stockholders,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “After issuing a special cash dividend of $40 million in aggregate to our stockholders, we remain debt free, and have more than $100 million in cash. While we still face challenges, we have a solid financial foundation in place and a significant market opportunity in front of us. We believe we are well positioned to restructure our operations and invest in key areas of our business to put ModusLink on a trajectory of long-term growth and value creation for our stockholders.”

Investing and Cost Reduction Plans

The Company’s cost reduction plans are expected to result in annualized pre-tax savings of approximately $30 to $40 million. The Company expects to begin to realize the benefits of these actions mainly in the second half of fiscal 2012 and estimates approximately $15 to $20 million of benefit for the 2012 fiscal year. The majority of these savings are expected to be generated from executing strategic sourcing initiatives, reducing labor costs and restructuring of facilities to better align capacity with product volumes from clients.

The Company is planning to reinvest approximately $15 million of the savings realized in fiscal 2012 to support growth initiatives, including investments in sales and marketing as well as short-duration consulting and other projects. The Company is planning to reduce those expenses by $6 million in fiscal 2013 as the short-duration elements of the investments conclude.

In addition, the Company expects approximately $10 to $15 million of restructuring and other one-time costs associated with the cost reduction plan in fiscal 2012.

“We are taking aggressive action to improve ModusLink’s revenue trends and profitability,” said Lawler. “We are making progress strengthening our sales and marketing organization, and with the cost reduction actions we are taking, we expect to see meaningful improvements in operating profitability in fiscal 2013.”

Outlook

For the first quarter of fiscal 2012, the Company expects a sequential increase in revenue, compared to the fourth quarter of fiscal 2011, at a rate that is similar to the seasonal increase that the Company has experienced in recent years.

Tax Treatment for 2011 Special Dividend

ModusLink also announced favorable tax treatment of the special cash dividend of $40 million in aggregate that was distributed to ModusLink stockholders in March 2011. ModusLink, in conjunction with outside tax advisors, has completed a review and analysis of the Company’s current and cumulative earnings and profits as of the year ended fiscal 2011 to determine the tax treatment of the special dividend. ModusLink has concluded that the entire portion of the special dividend will be treated as a return of capital for U.S. Federal income tax purposes.

IRS Circular 230 Disclosure

The discussion contained in this press release as to tax matters is not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal income tax penalties. Such discussion is written to support matters addressed in this press release. Each taxpayer should seek advice based on the taxpayer’s particular circumstance from an independent tax advisor.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its 2011 fourth quarter and fiscal year financial results at 5:00 p.m. ET on Tuesday, September 27, 2011. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s investment and cost reduction plan and timing and impact of the expected benefits of such program; the amount of expected cost savings in fiscal 2012 and on an annualized basis and resulting benefits in fiscal 2012 and fiscal 2013; the amount and intended use of reinvested savings; the expected reduction in short-duration project expenditures; the expected amount of restructuring and other one-time costs associated with the cost reduction plan in fiscal 2012; the expected growth in revenue and profits as a result of the investing and cost reduction plan; and expectations as to revenue in the first quarter of fiscal 2012 as compared with the fourth quarter of fiscal 2011. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Director

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended July 31,			Years ended July 31,
	2011	2010	Fav (Unfav)	2011	2010	Fav (Unfav)
Net revenue	$198,798	$228,133	-12.9%	$876,466	$923,996	-5.1%
Cost of revenue	181,144	203,686	11.1%	792,833	807,393	1.8%

Gross profit	17,654	24,447	-27.8%	83,633	116,603	-28.3%

	8.9%	10.7%	-1.8%	9.5%	12.6%	-3.1%
Operating expenses:
Selling, general and administrative	21,390	24,586	13.0%	85,187	92,855	8.3%
Amortization of intangible assets	1,037	1,679	38.2%	5,457	6,308	13.5%
Impairment of goodwill & intangible assets	—	25,800	100.0%	27,166	25,800	-5.3%
Restructuring, net	(406)	(1,858)	78.1%	795	(1,433)	155.5%

Total operating expenses	22,021	50,207	56.1%	118,605	123,530	4.0%

Operating loss	(4,367)	(25,760)	83.0%	(34,972)	(6,927)	-404.9%
Other income (expense)	(3,673)	440	-934.8%	(9,186)	(3,380)	-171.8%

Loss from continuing operations before taxes	(8,040)	(25,320)	68.2%	(44,158)	(10,307)	-328.4%
Income tax expense	754	165	-357.0%	4,527	5,162	12.3%

Loss from continuing operations	(8,794)	(25,485)	65.5%	(48,685)	(15,469)	-214.7%
Discontinued operations, net of income taxes:
Loss from discontinued operations	(91)	—	-100.0%	(330)	(2,318)	85.8%

Net loss	$(8,885)	$(25,485)	65.1%	$(49,015)	$(17,787)	-175.6%

Basic and diluted loss per share:
Loss from continuing operations	$(0.21)	$(0.58)	63.8%	$(1.12)	$(0.35)	-220.0%
Loss from discontinued operations	$—	$—	0.0%	$(0.01)	$(0.05)	80.0%

Net loss	$(0.21)	$(0.58)	63.8%	$(1.13)	$(0.40)	-182.5%

Shares used in computing basic loss per share	43,317	43,652		43,294	44,104

Shares used in computing diluted loss per share	43,317	43,652		43,294	44,104

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2011	July 31, 2010
Assets:
Cash and cash equivalents	$111,225	$161,364
Available-for-sale securities	131	270
Accounts receivable, trade, net	146,411	159,768
Inventories, net	77,102	74,096
Prepaid expenses and other current assets	10,876	14,226

Total current assets	345,745	409,724

Property and equipment, net	47,299	52,906
Investments in affiliates	12,016	13,016
Goodwill	3,058	16,207
Other intangible assets, net	4,699	24,173
Other assets	9,545	9,760

	$422,362	$525,786

Liabilities:
Current installments of obligations under capital leases	$43	$40
Accounts payable	114,588	132,098
Current portion of accrued restructuring	1,456	2,632
Accrued income taxes	180	48
Accrued expenses	36,384	45,729
Other current liabilities	7,029	4,773
Current liabilities of discontinued operations	1,817	1,791

Total current liabilities	161,497	187,111

Long-term portion of accrued restructuring	8	1,000
Obligations under capital leases, less current installments	22	29
Other long-term liabilities	15,773	15,656
Non-current liabilities of discontinued operations	1,883	3,289

	17,686	19,974
Stockholders' equity	243,179	318,701

	$422,362	$525,786

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Years ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Net revenue:
Americas	68,970	79,792	296,847	308,702
Asia	57,164	61,508	234,568	264,704
Europe	56,960	67,102	276,454	285,875
TFL	5,528	10,007	29,471	23,712
All other	10,176	9,724	39,126	41,003

	$198,798	$228,133	$876,466	$923,996

Operating income (loss):
Americas	(4,724)	(15,944)	(29,271)	(24,472)
Asia	10,228	7,617	30,010	49,393
Europe	(4,068)	232	(5,053)	(2,620)
TFL	(1,292)	(11,509)	(16,139)	(12,244)
All other	370	(3,173)	1,900	(2,947)

	514	(22,777)	(18,553)	7,110
Other reconciling items	(4,881)	(2,983)	(16,419)	(14,037)

	$(4,367)	$(25,760)	$(34,972)	$(6,927)

Non-GAAP operating income (loss):
Americas	(3,001)	(980)	(5,369)	(2,383)
Asia	11,634	9,292	36,997	56,291
Europe	(2,417)	(50)	1,327	1,927
TFL	(1,212)	(1,003)	(4,026)	(1,226)
All other	841	93	3,823	1,755

	5,845	7,352	32,752	56,364
Other reconciling items	(4,259)	(2,432)	(14,043)	(11,595)

	$1,586	$4,920	$18,709	$44,769

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill & intangible assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING LOSS AND NET LOSS

NON-GAAP Operating income	$1,586	$4,920	$18,709	$44,769

Adjustments:
Depreciation	(4,461)	(4,200)	(16,782)	(16,867)
Amortization of intangible assets	(1,037)	(1,679)	(5,457)	(6,308)
Impairment of goodwill & intangible assets	—	(25,800)	(27,166)	(25,800)
Share-based compensation	(861)	(859)	(3,481)	(4,154)
Restructuring, net	406	1,858	(795)	1,433

GAAP Operating loss	$(4,367)	$(25,760)	$(34,972)	$(6,927)

Other income (expense), net	(3,673)	440	(9,186)	(3,380)
Income tax expense	(754)	(165)	(4,527)	(5,162)
Loss from discontinued operations	(91)	—	(330)	(2,318)

Net loss	$(8,885)	$(25,485)	$(49,015)	$(17,787)